Bylaws of

Banco Bilbao Vizcaya Argentaria, S.A.

Bylaws of
Banco Bilbao Vizcaya Argentaria, S.A.

TITLE I

GENERAL CHARACTERISTICS

Corporate name, registered office,

corporate purpose and duration of the Company

Article 1.

Name.

The company will trade under the name BANCO BILBAO VIZCAYA ARGENTARIA S.A., and it will be governed by the Business Corporations Act, the By-laws herein and any other statutory provisions that may apply.

Article 2.

Registered office

The Bank has its registered office at Villa de Bilbao (Vizcaya), Plaza de San Nicolás no. 4, and may establish Branches, Agencies, Delegations and Representative Offices anywhere in Spain and abroad, in accordance with the legal provisions in force.

The registered office may be changed within the same municipal district by resolution of the Board of Directors.

Article 3.

Corporate purpose

The purpose of the Bank is to carry on all manner of activities, transactions, acts, agreements and services pertaining to the Banking business or directly or indirectly related thereto, which are permitted or not prohibited by the legal provisions in force from time to time and ancillary activities.

The corporate purpose shall also include the acquisition, holding, enjoyment and disposal of securities, public offers for the acquisition and sale of securities, and all manner of interests in any Company or undertaking.

Article 4.

Duration and commencement of operations.

The Company is organized for an unlimited duration, and it may commence operations on the date of execution of its articles of association.

WARNING:	The English version is only a translation of the original in Spanish for information purposes. In case of a discrepancy, the Spanish original prevails.

Bylaws of
Banco Bilbao Vizcaya Argentaria, S.A.

TITLE II

CAPITAL STOCK. SHARES. SHAREHOLDERS

Chapter One

Capital stock

Article 5.

Capital stock

The Bank’s share capital is ONE BILLION, EIGHT HUNDRED AND THIRTY-SIX MILLION, FIVE HUNDRED AND FOUR THOUSAND, EIGHT HUNDRED AND SIXTY NINE EUROS AND TWENTY NINE EURO CENTS (€1,836,504,869.29), represented by THREE BILLION, SEVEN HUNDRED AND FORTY-SEVEN MILLION, NINE HUNDRED AND SIXTY-NINE THOUSAND, ONE HUNDRED AND TWENTY ONE (3,747,969,121) shares of FORTY-NINE EURO-CENTS (€0.49) nominal value each, all of the same class and series, fully subscribed and paid up.

Article 6.

Increase or reduction in capital

The Bank’s capital may be increased or reduced by a resolution of the General Meeting of Shareholders, without prejudice to the provisions of Article 30, section c), of these Articles of Association.

The increase in the share capital may be made by issuing new shares or increasing the par value of existing ones. In both cases the exchange value of the increase in capital may consist both of new contributions, whether pecuniary or otherwise, to the company assets, including the set-off of credits against the company, and the conversion of reserves or profits which already appeared in the said assets.

In increases of share capital with the issue of new shares, whether ordinary or preference, the former shareholders and holders of convertible debentures may exercise, within the term granted for this purpose by the Company Administration, which will not be less than fifteen days from the publication of the announcement of the offer of subscription of the new issue in the Official Gazette of the Commercial Registry, the right to subscribe for a number of shares proportional to the par value of the shares held or those which would correspond to the holders of the convertible debentures if the option to convert were exercised at that time.

The preferential subscription right will be transferable on the same conditions as the shares from which it derives. In increases of capital charged to reserves, the same rule will apply to the rights of free allocation of the new shares.

The preferential subscription right will not apply when the increase of capital is due to the conversion of debentures into shares or the take-over of another company or part of the split-off assets of another company, and also when it is a case of non-pecuniary contributions including the set-off of credits.

In cases where the interest of the Company so requires, the General Meeting, when deciding on an increase of capital may resolve, subject to the requirements legally determined in Article 159 of the Business Corporations Act, the total or partial elimination of the preferential subscription right.

WARNING:	The English version is only a translation of the original in Spanish for information purposes. In case of a discrepancy, the Spanish original prevails.

Bylaws of
Banco Bilbao Vizcaya Argentaria, S.A.

Chapter Two

Shares

Article 7.

Representation of the shares

The shares shall be represented by annotations in account, subject to the provisions of the Securities Market Act and other applicable provisions.

Article 8.

Registration of the shares

The shares, and also their transfer and the constitution of real rights or any other type of encumbrances on these will be subject to registration on the corresponding Accounting Register, in accordance with the Securities Market Act and concordant provisions.

Nevertheless, based on the principle of registered form which applies to the Bank’s shares, the company will keep its own register of shareholders for the purposes and with the effectiveness attributed to it in each case by the regulations in force. For this purpose, if the formal status of shareholder should correspond to persons or entities who, under their own legislation, hold the said status by means of a fiduciary relationship, trust or any other equivalent title, the company may require the aforesaid persons or entities to notify to it the real holders of the said shares and any acts of transfer and encumbrance of these.

Article 9.

Calls on shares

Where any shares are not paid up in full, the Board of Directors shall determine when, how and to what extent the amounts outstanding are to be paid, announcing this in the Official Gazette of the Commercial Registry.

The shareholder in default in the payment of calls on capital shall not be able exercise voting rights. The amount of the shares of such shareholder shall be deducted from the capital stock for the computation of the quorum.

Should the term established for payment elapse, without payment having been made, the Bank may either demand compliance with the obligation, including payment of legal interest and the loss and damage caused by the delay, or dispose of the shares in default through a member of the stock exchange, if the shares are admitted to listing on the stock exchange, or through a Licensed Broker or Notary Public, otherwise, the expenses and loss which may arise to be borne by the holders and including, if appropriate, the replacement of the original share certificate by a duplicate.

The proceeds from the sale, as may be the case, after deducting expenses, shall be in the possession of the Bank and they shall be allocated to cover the overdraft of the cancelled shares and, should any balance arise, it shall be delivered to the holder.

WARNING:	The English version is only a translation of the original in Spanish for information purposes. In case of a discrepancy, the Spanish original prevails.

Bylaws of
Banco Bilbao Vizcaya Argentaria, S.A.

Should the shares be transferred, the acquiring shareholder, together with all the preceding transferors, at the choice of the Board of Directors, shall be jointly and severally liable for payment of the outstanding amount. The transferors shall be liable for a term of 3 years reckoned after the date of the respective transfer.

The provisions of this article shall not impede the Bank from using any of the means contemplated in article 45 of the Business Corporations Act.

Article 10.

Multiple ownership

All the shares shall be indivisible. Where, as result of inheritance, legacy or any other title, the ownership of a share is vested in two or more persons, they must appoint one person to exercise the rights attached to the share and shall be jointly and severally liable to the Company with respect to all such obligations as attach to their status of shareholders. If they do not agree as to such appointment, or give notice to the Company, the right of representation shall be deemed to be vested in the person with the largest interest and if all the interests should be the same, the appointment shall be made by the Bank by means of the drawing of lots.

The same shall be applicable to other events of joint ownership of rights on the shares.

Article 11.

Transfers of shares

Transfers of shares in the Company, which shall be free, shall be performed by book transfers. The recording of the transfer in the Accounting Register in favor of the acquirer shall have the same effects as the transfer of share certificates.

Authorities for the transfer and for the exercise of the rights arising from the shares may be evidenced by showing the relevant Certificate issued by the Entity or Agency responsible for the Accounting Register on which the shares are registered.

Article 12.

Theft, misappropriation, misplacement or destruction of shares or Certificates from the Register.

In the event of theft, misappropriation, misplacement or destruction of the certificates evidencing the status of shareholder, for the issuance of new Certificates to replace the original Certificates, the legislation applicable to the system of representation of securities by annotation in account shall apply.

Article 13.

Non-voting shares

The company may issue non-voting shares within the limits determined by law. Their holders will be entitled to receive a minimum annual dividend, fixed or variable, resolved by the General Meeting and/or the Board of Directors at the time of deciding to issue the shares. Once the minimum dividend has been agreed, holders of non-voting shares will be entitled to the same dividend as corresponds to ordinary shares. Where there are distributable

WARNING:	The English version is only a translation of the original in Spanish for information purposes. In case of a discrepancy, the Spanish original prevails.

Bylaws of
Banco Bilbao Vizcaya Argentaria, S.A.

profits, the company is required to resolve the distribution of the minimum dividend mentioned above. If there should be no distributable profits or insufficient distributable profits, the part of the minimum dividend not paid will or will not be accumulated on the terms resolved by the General Meeting at the time the issue of the shares is decided.

Holders of non-voting shares may exercise the preferential subscription right in the event that it should be resolved by the General Meeting of Shareholders and/or the Board of Directors at the time of issuing shares or debentures convertible to shares, and it must be decided at the same time in the recovery of the voting right.

Article 13 bis

Redeemable shares

The company may issue shares which are redeemable at the request of the issuing company, the holders of the said shares or both, for a nominal amount not greater than one-quarter of the share capital. In the resolution of issue the conditions will be fixed for the exercise of the right of redemption. If the aforesaid right should be attributed exclusively to the issuing company, it may not be exercised until three years have passed since the issue.

Shares which are redeemable must be fully paid up at the time of subscription.

The redemption of the redeemable shares must be made charged to profits or free reserves or with the proceeds of a new issue of shares resolved by the General Meeting or, where appropriate, the Board of Directors, for the purpose of financing the redemption operation. If these shares should be redeemed from profits or free reserves, the company must constitute a reserve for the amount of the par value of the redeemed shares. If the redemption is not made from profits or free reserves or with the issue of new shares, it may only be carried out with the requirements established for the reduction of share capital by the refund of contributions.

Article 13 ter.

Preference shares

The Company may issue shares which grant a privilege over ordinary shares, which do not bear any of the forms provided in Article 50, 2 of the law of Public Limited Companies, complying with the formalities required for the modification of Articles of Association.

When the privilege consists of the right to obtain a preference dividend, the company will be required to resolve to distribute the dividend if any distributable profits should exist. The General Meeting and/or Board of Directors at the time of deciding the issue of the shares, will decide whether the holders of preference shares will be entitled to the same dividend as corresponds to the ordinary shares, once the preference dividend has been resolved.

If there should be no distributable profits or if there should not be a sufficient amount of these, the part of the preference dividend not paid will or will not be accumulated on the terms resolved by the General Meeting at the time when the issue of shares is decided.

Ordinary shares may in no case receive dividends charged to the profit of a financial year, until the preference dividend corresponding to the same financial year has been paid.

WARNING:  The English version is only a translation of the original in Spanish for information purposes. In case of a discrepancy, the Spanish original prevails.

Bylaws of
Banco Bilbao Vizcaya Argentaria, S.A.

Chapter Three

Shareholders

Article 14.

General principles

The rights and obligations of the shareholders and the nature, extent, limits and conditions thereof shall be governed by these Bylaws and by the legislation in force from time to time.

The holding of one or more shares shall imply that the shareholder is in agreement with these Bylaws and with the resolutions of the General Meeting of Shareholders and of the Board of Directors, without prejudice to the right of challenge established by law.

The shareholders, like the company, waiving any other jurisdiction to which they may be entitled, expressly submit to the jurisdiction of the registered office of the company for any dispute that may arise between the shareholders and the Company.

Article 15.

Rights of shareholders.

The following are the rights of the Bank’s shareholders and may be exercised within the conditions and terms and subject to the limitations set out in these Bylaws:

a) To participate, in proportion to the paid up capital, in the distribution of the company’s earnings and in the assets resulting from liquidation.

b) Preemptive subscription right in the issue of new shares or debentures convertible into shares.

c) To attend General Meetings, in accordance with article 23 hereof, and to vote at these, except in the case of nonvoting shares, and also to challenge corporate resolutions.

d) To call for Ordinary or Extraordinary General Meetings, on the terms set out in the Business Corporations Act and herein.

e) To examine the Annual Accounts, the Management Report, the proposed allocation of results and the Report of the Auditors, and also, if appropriate, the Consolidated Accounts and Management Report, in the manner and within the time limit provided in article 29 hereof.

f) The right to information, in accordance with the Business Corporations Act and these Bylaws

g) For the member and persons who, where appropriate, have attended the General Meeting of Shareholders as proxies for non-attending members, to obtain at any time certified copies of the resolutions and of the Minutes of General Meetings.

h) In general, all rights that may be recognized by a statutory provision or by these Bylaws.

WARNING:	The English version is only a translation of the original in Spanish for information purposes. In case of a discrepancy, the Spanish original prevails.

Bylaws of
Banco Bilbao Vizcaya Argentaria, S.A.

Article 16.

Obligations of the shareholders

The following shall be the obligations of the shareholders:

a) To abide by the Bylaws and the resolutions of General Meetings, of the Board of Directors and of the other bodies of government and administration.

b) To pay calls on shares, when required.

c) To accept that the Courts of competent jurisdiction shall be determined on the basis of the location of the registered office of the Bank for the resolution of any differences that the shareholder, as such may have with the Company, and for that purpose the shareholder shall be deemed to have waived the right to have recourse to the Courts of his own locality.

d) All other obligations deriving from legal provisions or from these Bylaws.

TITLE III

THE COMPANY’S BODIES OF GOVERNMENT

Article 17.

Enumeration

The supreme bodies of government responsible for decision making, representation, administration, supervision and management of the company are the General Meeting of Shareholders and the Board of Directors and, within the terms of reference of the latter, the Permanent Executive Committee and other committees and groups of the Board.

Chapter One

The General Meeting of Shareholders

Article 18.

The General Meeting as the sovereign authority

The lawfully constituted General Meeting of Shareholders shall be the sovereign authority of the Company and its validly adopted resolutions shall be binding on all the shareholders, including those who were absent or dissented or abstained from voting.

Article 19.

Classes of Meetings

General Meetings of Shareholders may be Ordinary or Extraordinary. The Ordinary General Meeting shall be the one whose purpose is to consider how the Company has been managed, to approve the accounts for the previous financial year, if appropriate, and to resolve as to the allocation of results, without prejudice to such resolutions as it

WARNING:	The English version is only a translation of the original in Spanish for information purposes. In case of a discrepancy, the Spanish original prevails.

Bylaws of
Banco Bilbao Vizcaya Argentaria, S.A.

may adopt concerning any other item on the agenda, provided that it is attended by the number of shareholders and the portion of capital prescribed by law or hereby, in each individual case.

Every Meeting other than that provided for in the foregoing paragraph shall be considered an Extraordinary General Meeting.

Article 20.

Convening of meetings: the Authority responsible

a) General Meetings shall be convened on the initiative of the Board of Directors, without prejudice to article 99 of the Business Corporations Act.

b) If requested by a number of shareholders representing at least five per cent of the capital, a General Meeting must also be convened. In any such case, the Board of Directors must convene the meeting to be held within the 30 days following the date on which a notarial intimation was served upon it for that purpose, and notice of that fact must be recorded in the convening notice. The Agenda must without fail include the matters to which the request for a Meeting referred.

c) An Ordinary General Meeting must also be convened in the circumstances envisaged in article 101 of the Business Corporations Act.

Article 21.

Form and content of the convening notice

General Meetings, whether Ordinary or Extraordinary, must be convened by means of notices published in the Official Gazette of the Commercial Registry and in one of the most widely circulated newspapers in the province where the registered office is located, at least fifteen days before the date appointed for it to be held, except in the events in which a longer term is established by law.

The notice shall indicate the date of the meeting on a first convening and all the matters to be considered thereat, and the references that should be specified in the notice under the Business Corporations Act. The date on which the meeting should be held on a second convening may also be placed on record in the notice.

At least twenty-four hours should be allowed to elapse between the first and the second meeting.

Article 22.

Place of Meeting

Except in the event contemplated in article 99 of the Business Corporations Act, General Meetings shall be held at the place where the Company has its registered office, on the date indicated in the convening notice, and sessions may be extended for one or more consecutive days at the request of the Board of Directors or of a number of shareholders representing at least one quarter of the capital present at the meeting, and also may be transferred to a place other than that indicated in the convening notice, within the same locality, with the knowledge of those present, in the event of force majeure.

WARNING:	The English version is only a translation of the original in Spanish for information purposes. In case of a discrepancy, the Spanish original prevails.

Bylaws of
Banco Bilbao Vizcaya Argentaria, S.A.

Article 23.

Right of attendance

The owners of five hundred or more shares entered in the respective Accounting Register of the company at least five days before the date on which the Meeting is to be held may attend General Meetings, under the Securities Market Act and other applicable provisions, and who are in possession of such number of shares until the Meeting is held.

The holders of a lower number of shares may form groups representing at least that number of shares, and may appoint one of their number as their representative.

Each shareholder who makes application and is entitled to attend shall be issued with a card in his name indicating the number of shares owned by him.

The Directors, General Managers and Technical Staff of the Company and the Companies in which the Company holds an interest may attend Meetings. The Chairman of the General meeting may authorize the attendance of any other person he deems advisable, although the Meeting may revoke such authorization.

Article 24.

Proxies

Any shareholder entitled to attend may attend meetings represented by another shareholders, using the system of proxy established by the Company for each Meeting, which shall be placed on record on the attendance card. A single shareholder may not be represented at the Meeting by more than one shareholder.

Likewise, authorisation may only be conferred by means of remote communication that comply with the requirements established by Law.

The appointment of a proxy by a fiduciary or merely apparent shareholder may be rejected.

Article 25.

Quorum

General Meetings, both Ordinary and Extraordinary, will be validly constituted if there is present the minimum quorum required by the legislation in force from time to time for the various cases or items included on the Agenda.

The contents of the above paragraph notwithstanding, to adopt resolutions for the amendment of the corporate purpose, transformation, total spin off, dissolution of the company and for the amendment of this paragraph of this article, at least two thirds of the subscribed voting capital should be present at the Meeting held on first convening and 60 per cent of such capital should be present on second convening.

Article 26.

Chairman and Secretary of the Meeting

The Chairman of the General Meeting of Shareholders shall be the Chairman of the Board of Directors or, if there is no Chairman or if he is absent, by the Vice-Chairman. If there should be several Vice-Chairmen, in

WARNING:	The English version is only a translation of the original in Spanish for information purposes. In case of a discrepancy, the Spanish original prevails.

Bylaws of
Banco Bilbao Vizcaya Argentaria, S.A.

accordance with the order laid down by the Board when appointing them, failing which, by the oldest vice-Chairman. If no persons hold the said offices or if they are absent, the Meeting shall be chaired by the Director appointed for that purpose by the Board of Directors. Likewise, the Secretary of the Board shall act as the Secretary of the Meeting, and if no person holds that office or if he is absent, there person appointed by the Board to replace him shall act as Secretary of the Meeting.

Article 27.

Attendance list

Once the Chairman and Secretary of the Meeting have been appointed, the attendance list shall be prepared, in which the number of voting shareholders shall appear, stating those who are present in person and those who attend by proxy, and the percentage of capital stock held by them. To prepare the attendance list, the Chairman and Secretary may use two scrutineers appointed from among the shareholders by the Board of Directors before the Meeting is held. The attendance list shall be placed on record at the beginning of the Minutes or attached to the Minutes as an appendix signed by the secretary and countersigned by the Chairman, and it may also be prepared by file or included in a computer support, in which events the appropriate formality of identification signed by the Secretary and countersigned by the Chairman shall be issued on the precinct cover.

The Chairman of the Meeting shall be responsible for declaring whether or not the requirements for the meeting to be validly constituted have been satisfied, to resolve doubts, clarifications and objections which may arise related to the attendance list, delegations of authorities or proxies: to examine, accept or reject new proposals with regard to the matters included in the Agenda, all the foregoing in accordance with the legal provisions in force, and to lead the debates, systematizing, ordering, limiting and ending the taking of floor by those present and, in general, all the authorities that may be necessary for a better organization and operation of the Meeting.

Article 28.

Matters to be considered by Meetings.

At Ordinary and Extraordinary General Meetings, only matters which are specifically indicated in the convening notice may be dealt with, without prejudice to Articles 131 and 134 of the Business Corporations Act.

Article 29.

Shareholders’ entitlement to information

Until the seventh day before the GSM is to be held, shareholders may ask the Board of Directors about matters covered by the Agenda, requesting any information or clarification from it that they deem necessary, or formulate in writing any questions they deem pertinent. Shareholders may also request information or clarification or formulate questions in writing regarding information accessible to the public that the Company may have furnished to the CNMV since the last GSM was held.

The Directors are obliged to facilitate the information requested according to the provisions of the previous paragraph, in writing, until the day on which the GSM is held.

During the GSM, Company shareholders may verbally request any information or clarification they deem advisable regarding matters covered on the Agenda. Should it not be possible to satisfy the shareholders request

WARNING:	The English version is only a translation of the original in Spanish for information purposes. In case of a discrepancy, the Spanish original prevails.

Bylaws of
Banco Bilbao Vizcaya Argentaria, S.A.

there and then, the Directors are obliged to facilitate the information in writing, within seven days after the end of the GSM.

The Directors are obliged to provide the information requested under this Article, except when the Chairman deems that making the information public is detrimental to the Company’s best interests, in accordance with the Regulations on the GSM.

Information may not be denied when the request is supported by shareholders representing at least one fourth of the share capital.”

Article 30.

Powers of the Meeting

The following are the powers of the General Meeting of Shareholders:

a) Modify the Articles of Association of the Company, and also confirm or rectify the interpretation of these made by the Board of Directors.

b) Determine the number of Directors to form the Board of Directors, appoint and dismiss the members of this and also ratify or revoke the provisional appointments of these members made by the Board of Directors.

c) Increase or reduce the share capital delegating, where appropriate, to the Board of Directors, the power to indicate, within a maximum time, according to the Law of Public Limited Companies, the date or dates of its execution, who may use all or part of that power or even refrain from it in consideration of the conditions of the market, the company itself or any fact or event of social or economic importance which makes this decision advisable, informing of this at the first General Meeting of Shareholders held when the term fixed for its execution has elapsed.

Authorise the Board of Directors to increase the share capital in accordance with the provisions of Article 153.1.b) of the Business Corporations Act. When the General Meeting delegates that power, it may also attribute the power to exclude the preferential subscription right in relation to the issues of shares which are the object of delegation subject to the terms and requirements determined by Law.

d) Delegate to the Board of Directors the modification of the par value of the shares representing the share capital, giving a new wording to Article 5 of the Articles of Association.

e) Issue debentures, bonds or other similar securities, simple, mortgage, exchangeable or convertible, with fixed or variable interest, which may be subscribed for in cash or in kind, or under any other condition of profitability or entailment, modality or characteristic, also being able to authorise the Board of Directors to make the said issues. In the case of the issue of convertible debentures, the Shareholders’ Meeting will approve the conditions and modalities of the conversion and the increase of the share capital by the amount necessary for the purposes of the said conversion, as provided by Article 292 of the Business Corporations Act.

f) Examine and approve the Annual Accounts, the proposal on the application of the result and examine the company management corresponding to each financial year and also, where appropriate, the Consolidated Accounts.

g) Appoint the Auditors.

WARNING:	The English version is only a translation of the original in Spanish for information purposes. In case of a discrepancy, the Spanish original prevails.

Bylaws of
Banco Bilbao Vizcaya Argentaria, S.A.

h) Change the legal status of, merge, spilt off or dissolve the Company.

i) Decide on any matter which is submitted to its decision by the Board of Directors, which, when in its judgement significant circumstances or facts arise which affect the company, shareholders or corporate bodies, will be required to call as soon as possible a General Meeting of Shareholders to deliberate and decide on the specific resolutions of those included in this article which are proposed for its decision. In any case it will be compulsory to call a meeting when circumstances or events of an exceptional or extraordinary nature occur.

j) Make a statement on any other matter reserved to the Meeting by a statutory provision or by these Articles of Association

Article 31.

Adopting resolutions

At ordinary and/or extraordinary Shareholders Meetings, resolutions shall be adopted with the majorities required by the Spanish Companies Law (Ley de Sociedades Anónimas).

Every shareholder attending the General Shareholders Meeting shall have one vote for every share he/she holds or represents, however much he/she may have paid up. However, those shareholders who have failed to pay up on the calls for subscribed capital shall not have voting rights with regard to those shares whose call money has not been paid. Nor shall holders of shares without voting rights.

Shareholders may delegate or exercise their voting rights on proposals regarding Agenda items for any kind of GSM by post, e-mail or any other remote means of communication, provided the voter’s identity is duly guaranteed.

Article 32.

Minutes of Meetings

The Secretary of the Meeting shall prepare Minutes thereof to be entered in the Minute Book; they may be approved by the Meeting itself at the end of the session, failing which within a period of fifteen days by the Chairman of the meeting and two examiners, one representing the majority and the other the minority.

The Minutes, when approved by either of the above methods, shall be enforceable as from the date of their approval and they shall be signed by the Secretary and countersigned by the Chairman.

Any certificates issued of the said Minutes already approved, shall be signed by the Secretary, failing which by the Vice-Secretary of the Board of Directors, and countersigned by the Chairman or, in his absence, by the Vice-Chairman.

WARNING:	The English version is only a translation of the original in Spanish for information purposes. In case of a discrepancy, the Spanish original prevails.

Bylaws of
Banco Bilbao Vizcaya Argentaria, S.A.

Chapter Two

The Board of Directors

Article 33.

Nature

The Board of Directors shall be the natural body of representation, administration, management and supervision of the Company.

Article 34.

Number and Election

The Board of Directors shall be made up of a minimum of five members, and a maximum of fifteen, elected by the shareholders at their General Meeting, with the exception contained in article 37 of these Bylaws.

The AGM shall determine the exact number of directorships within the stipulated limits.

Article 35.

Requirements for Director status

To sit on the Board of Directors requires members not to be affected by circumstances of incompatibility or prohibition as defined by law.

Article 36.

Term of office and renewal

The term of office of members of the Board of Directors shall be three years. They may be re-elected one or more times for terms of the same maximum duration.

Article 37.

Vacancies

If during the term for which they were appointed, seats fall vacant, the Board of Directors may coopt people to fill them from amongst shareholders. Their appointment shall be submitted to the first GSM held after the cooption.

Article 38.

Chairman and Secretary of the Board

The Board of Directors shall designate, from amongst its members, a Chairman to chair the Board, and one or several Deputy Chairs. It shall also designate, from amongst its members, the Chair and Deputy Chair for the Committees referred to in section four below.

WARNING:	The English version is only a translation of the original in Spanish for information purposes. In case of a discrepancy, the Spanish original prevails.

Bylaws of
Banco Bilbao Vizcaya Argentaria, S.A.

In the event of the Chairman’s absence or impossibility to chair, the chair duties shall be taken over by the deputy Chair. If there is more than one deputy Chair, the order of priority shall be that fixed by the Board of Directors when they were appointed and if this order was not established, by the oldest.

In the absence of a Deputy Chairman, the governing body shall be chaired by the Director designated for such purpose by the Board of Directors.

The Board of Directors shall designate a Secretary from amongst its members, unless it resolves to commend these duties to a non-Board-member. It may also designate a Deputy Secretary, who will stand in for the Secretary in the case of the Secretary’s absence or impossibility. Otherwise, the Board of Directors shall determine the substitute in each case.”

Article 39.

Powers of the Chairman.

The Chairman will be the highest representative of the Company and, in the performance of his office, besides those he is entitled to by Law or by these By-laws, he will have the following powers:

a) Call, after agreement by the Board of Directors, the General Shareholders’ Meetings, and preside over those meetings.

b) Conduct the discussions and deliberations of the General Meeting, ordering the interventions of the shareholders, and even setting the duration of each intervention so as to enable and speed up their interventions.

c) Call and preside over the meetings of the Board of Directors, the Permanent Delegate Commission, and any other Board of Director Commissions and Committees that he is a member of.

d) Prepare the agendas of the meetings of the Board of Directors, the Permanent Delegate Commission and the Board of Director Commissions and Committees and make the proposals of the resolutions submitted to these.

e) Conduct the discussions and deliberations of the meetings of the Board of Directors, the Permanent Delegate Commission and other Commissions and Committees.

f) Execute the resolutions of the Board of Directors, the Permanent Delegate Commission and the other Commissions and Committees, to which effect he will have the highest powers of attorney, without prejudice to any powers of attorney which for such purpose may be granted to other Directors by the appropriate body.

Article 40.

Meetings of the Board and convening notices

The Board of Directors shall meet whenever the Chairman or the Permanent Executive Committee consider fit, or at the request of at least one quarter of the Directors.

The Board of Directors shall be convened by the Chairman, failing whom by the Vice-Chairman acting for him. If the latter are absent or unable to attend, the Board shall be convened by the most senior Director.

WARNING:	The English version is only a translation of the original in Spanish for information purposes. In case of a discrepancy, the Spanish original prevails.

Bylaws of
Banco Bilbao Vizcaya Argentaria, S.A.

Article 41.

Quorum and adoption of resolutions

The Board of Directors shall be validly constituted when a Meeting is attended by one half plus one of its members in person or by proxy.

Resolutions shall be adopted by an absolute majority of votes, cast in person or by proxy, without prejudice to Articles 45 and 49 hereof.

Article 42.

Proxies

A Director not present in person may appoint another Director as his proxy, without any limitation whatsoever.

Article 43.

Powers of the Board

The Board of Directors shall have the widest powers of representation, administration, management and supervision, and shall be empowered to perform all manner of acts and contracts relating to ownership and management, and in particular, but without prejudice to the wider scope of the powers mentioned above:

1) To undertake all such operations as, pursuant to Article 3 hereof, make up the object of the Company or are conducive to the attainment thereof.

2) To resolve that the General meeting of Shareholders should be convened, without prejudice to Articles 20 and 39 a) hereof.

3) To draft the terms of and propose to the General Meeting approval of the Annual Accounts, the Management Report and the proposal for the allocation of results for and, if appropriate, of the consolidated Accounts and Management Report for each financial year.

4) To implement the resolutions of the General Meeting and, where appropriate, in accordance with the legal provisions, to designate the persons who are to execute the public or private documents required for that purpose.

5) To interpret the Bylaws and supply lacunae therein, in particular as regards the article concerning the objects of the Company, reporting where appropriate to the General Meeting as to the resolutions adopted.

6) To resolve the creation, cancellation, change, transfer and other acts related to the offices, Delegations and Representative Offices of the Company, both in Spain and abroad.

7) To approve the internal Regulations of the Company and to amend the same.

8) To determine the administrative expenses, and to establish or agree upon such additional benefits as it considers necessary or appropriate.

9) To resolve as to the distribution of interim dividends to the shareholders before the end of the financial year in question or before approval of the annual accounts provided that the applicable legislation is complied with.

WARNING:	The English version is only a translation of the original in Spanish for information purposes. In case of a discrepancy, the Spanish original prevails.

Bylaws of
Banco Bilbao Vizcaya Argentaria, S.A.

10) To appoint and dismiss employees of the Bank, determining their salary and benefits.

11) To determine the general conditions for discounting, loans, and guarantee deposits and to approve all such risk operations as it considers appropriate and to resolve matters arising from the activities of the Bank.

12) To represent the Bank before the Authorities and Agencies of the State, Autonomous Communities, Provinces, Municipalities, quasi-State Authorities, Trade Unions, Public Corporations, Companies and private persons and before Courts and Tribunals, whether Ordinary or Extraordinary, exercising rights of action, lodging objections, enforcing rights and claims and lodging appeals of all kinds available to the Bank and abandoning any such proceedings when it considers fit.

13) To acquire, hold, dispose of, mortgage and charge all manner of real property, rights in rem of any kind and, in relation to the said property and rights, to do and perform any civil, mercantile or administrative acts or contracts, without any exception whatsoever, including those creating, amending and discharging mortgages and other rights in rem and the transfer, purchase and sale and assignment of assets and/or liabilities of the Company.

14) To acquire, alienate, exchange, transfer, charge, subscribe for and offer all manner of movable property, securities, shares and bonds, to issue public offers of sale or purchase of securities and interests in all manner of companies and undertakings.

15) To constitute Companies, Associations and Foundations, subscribing for shares or holdings therein, contributing all manner of property and to enter into contracts concentrating the activities of and governing cooperation by undertakings or businesses.

16) To give and receive money on credit or loan, without security or with security of any kind, including mortgages.

17) To guarantee or secure all manner of obligations of the Company itself or of third parties.

18) To compound in respect of property and rights of any kind.

19) To delegate all or any of its powers, provided that the delegation of such powers is permitted by the applicable legislation, and to grant all manner of general and special powers of attorney with or without power of substitution.

Article 44.

Minutes of Board meetings

Once the minutes of the Board meeting are approved, they shall be signed by the Secretary and countersigned by the person who acted as chairman at the meeting.

Certified copies of extracts from or entire Minutes already approved shall be signed by the Secretary of the Board of Directors and, when not available, by the Deputy Secretary, and countersigned by the Chairman or, where applicable, by the Deputy Chairman.

WARNING:	The English version is only a translation of the original in Spanish for information purposes. In case of a discrepancy, the Spanish original prevails.

Bylaws of
Banco Bilbao Vizcaya Argentaria, S.A.

Chapter Three

The Permanent Executive Committee

Article 45.

Creation and Composition.

The Board of Directors, following a favourable vote of two-thirds of its members and the corresponding entry in the Mercantile Registry, can appoint an Executive Committee consisting of the directors it designates thereto. The Board shall decide on the timing, manner and number of its members to be renewed.

The Executive Committee shall be chaired by the Chairman, who shall be automatically be a member of the Committee, and in his/her defect or absence, by the Deputy Chair(s) of the Board of Directors sitting on the Committee, following the order established under Article 38 of these Bylaws, and otherwise by the member of the Executive Committee that the Committee determines. The Board of Directors shall designate a Secretary, who may be a non-Board member. In his/her absence or defect, he/she shall be substituted by the person designated by those attending the session.”

Article 46.

Meetings and powers

The Permanent Executive Committee shall meet as often as its Chairman or the person acting in his stead considers appropriate or at the request of a majority of the members thereof, and it shall consider those matters falling within the responsibility of the Board which the latter, in accordance with the applicable legislation or these Bylaws, resolves to entrust to it, including, by way of illustration only, the following powers:

To formulate and propose lines of general policy, the criteria to be adopted in preparing programmes and setting objectives, having regard to any proposals made to it in that connection, examining and auditing the procedure for and results of all activities in which the Bank engages directly or indirectly, to determine the extent of investment in each of them; to grant or withhold consent for operations, determining the arrangements and conditions for them; to arrange for inspections and internal or external audits in each and every area of activity of the bank; and, in general, to exercise all such powers as are delegated to it by the Board of Directors.

Article 47.

Quorum and adoption of resolutions

The Provisions of Article 41 hereof, concerning the constitution of the Board and the adoption of its resolutions shall apply to the Permanent Executive Committee.

Minutes and certified copes of the resolutions adopted shall be prepared in accordance with Article 44 hereof.

WARNING:	The English version is only a translation of the original in Spanish for information purposes. In case of a discrepancy, the Spanish original prevails.

Bylaws of
Banco Bilbao Vizcaya Argentaria, S.A.

Chapter Four:

The Board Committees

Article 48.

The Board of Directors, in order to better pursue its duties, may create the Committees it deems necessary to help it on such issues as fall within the scope of its powers.

However, for the supervision of the financial statements and the exercise of its control function, the Board of Directors shall have an Audit Committee, which will have the powers and means it needs to exercise this fundamental function for corporate matters.

This Committee shall comprise of a minimum of four non-executive Directors appointed by the Board of Directors, who have due dedication, capacity and expertise to pursue their duties. The Board shall appoint one of them Chair of the Committee, who must be replaced every four year. He/she may be re-elected to the post when one year has passed since he/she stood down.

The maximum number of members on the Committee shall be the number established under Article 34 of these Bylaws, and there will always be a majority of Non-Executive Directors.

The Committee shall have its own set of specific regulations, approved by the Board of Directors. These will determine its duties, and establish the procedure to enable it to meet its commitments. In all cases, the meetings shall be called in compliance with the regulations established for the Board of Directors in the second paragraph of Article 40 of these Bylaws. Its quorum for proper constitution and ratification of resolutions shall comply with Article 41; and its Minutes shall be covered by the provisions of Article 44.

The Audit Committee shall have, as a minimum, the following powers:

a) to report, at the General Shareholders Meeting on issues that shareholders bring up in it regarding matters within the scope of its powers

b) to propose to the Board of Directors, for submission to the General Shareholders Meeting, the appointment of the Auditor of Accounts referred to in article 204 of the Spanish Company Law (Ley de Sociedades Anónimas) and, where applicable, the conditions under which they are to be hired, the scope of their professional remit, and the termination or renewal of their appointment.

c) to supervise internal auditing services.

d) to know the financial information process and the internal control systems.

e) to maintain relations with the Accounts Auditor to receive information on such questions as could jeopardise the Accounts Auditor’s independence, and any others related to the process of auditing the accounts, as well as to receive information and maintain communications with the Accounts Auditor as established under the legislation of accounts audits and the technical auditing standards.

WARNING:	The English version is only a translation of the original in Spanish for information purposes. In case of a discrepancy, the Spanish original prevails.

Bylaws of
Banco Bilbao Vizcaya Argentaria, S.A.

Chapter Five

Managing Director and General Management

Article 49.

The Managing Director.

The Board of Directors may, by the favorable vote of two-thirds of its members, appoint from amongst its number one or more Managing Directors, having such powers as it considers appropriate and as may be delegated in accordance with the legal provisions and these Bylaws.

Article 50.

General Management

The Board of Directors may set up one or more General Managements, appointing to head each of them a General Manager, having the functions and powers assigned thereto by the Board.

Article 50 bis.

Administrators who have executed functions in the Company attributed to them, whatever the nature of their legal relation with it, will be entitled to receive remuneration for the provision of these functions, which will consist of: a fixed sum, adequate to the services and responsibilities assumed, a variable complementary sum and the incentive schemes established with a general nature for the Bank’s Senior Management, which may comprise the delivery of shares, or option rights to these or remuneration referenced to the value of the shares subject to the requirements laid down in the legislation in force from time to time. And also a welfare part, which will include the relevant retirement and insurance schemes and social security. In the event of cessation not due to non-fulfilment of their functions, they will be entitled to compensation.

TITLE IV

FINANCIAL YEAR AND ALLOCATION OF RESULTS

Article 51.

Financial year

The accounting period of the Company shall be one year, coinciding with the calendar year, ending on December 31 each year.

The Annual Accounts, the Management Report, the proposal for the allocation of results and the Auditors’ Report and, as may be the case, the Consolidated Accounts and Management Report, shall be published in the manner determined in each case by applicable legislation and these Bylaws.

WARNING:	The English version is only a translation of the original in Spanish for information purposes. In case of a discrepancy, the Spanish original prevails.

Bylaws of
Banco Bilbao Vizcaya Argentaria, S.A.

Article 52.

Preparation of the Annual Accounts.

The Annual Accounts and other accounting documents to be submitted to the Ordinary General Meeting of Shareholders must be prepared in accordance with the layout determined in each case by the legislation applicable to Banking Institutions.

Article 53.

Allocation of results

To calculate the disposable earnings, all overheads, interest payments, perquisites and taxes shall be subtracted from the products obtained during the year, as shall the amounts that must be allocated to provisions and amortisation.

The resulting earnings, once the above-mentioned sums are subtracted, shall be distributed in the following order:

a) Endowment to insurance-benefit reserves and funds, required by prevailing legislation and, where applicable, to the minimum dividend mentioned under article 13 of these bylaws.

b) A minimum of four percent of the paid-up capital, as shareholder dividend, pursuant to article 130 of the Companies Act.

c) Four percent of the same to remunerate the services of the board of directors and the executive committee, unless the board itself resolves to reduce this percentage in years when it deems this to be appropriate. The resulting figure shall be made available to the board of directors to distribute amongst its members at the time and in the form and proportion that it determines. The resulting amount may be paid in cash or, if the General Meeting so resolves pursuant to the Companies Act, by delivery of shares, share options or remuneration indexed to the share price.

This amount may only be taken out after the shareholders’ right to the minimum 4% dividend mentioned above has been duly recognised.

Article 53 bis.

The AGM may resolve the distribution of dividends (either charged against the year’s earnings or against unrestricted reserves) and/or of the share premium, in kind, provided that the goods or securities being distributed are standardised and sufficiently liquid or susceptible to liquidation. Such condition will be presumed met when securities are listed or are going to be listed for trading on a regulated market.

The regulation in the previous paragraph will also be applicable to the return of contributions in the event of a reduction in share capital.

WARNING:	The English version is only a translation of the original in Spanish for information purposes. In case of a discrepancy, the Spanish original prevails.

Bylaws of
Banco Bilbao Vizcaya Argentaria, S.A.

TITLE V

DISSOLUTION AND LIQUIDATION OF THE COMPANY

Article 54.

Grounds of dissolution

The Bank shall be dissolved in the circumstances laid down in that respect by current legislation.

In any of the events contemplated in numbers 3, 4, 5 and 7 of part 1 of article 260 of the Business Corporations Act, the dissolution of the company shall require a resolution adopted by the General Meeting assembled as contemplated in article 102 of said Act.

Article 55.

Appointment of liquidators

Once it has been resolved to dissolve the Company, the General Meeting shall appoint the liquidators thereof , and, in addition to the powers expressly vested in them by law, they shall have such other powers as the General Meeting may resolve to confer upon them, determining the rules with which the liquidators must comply in apportioning the assets of the company and approving the accounts of the liquidation until final settlement.

Article 56.

Liquidation phase

Once it has been resolved to dissolve the Company, the liquidation phase shall commence and, although the Company shall retain its legal status, the representative capacity of the Directors and other authorized agents to enter into new contracts and contract new obligations shall cease, and the liquidators shall assume the functions referred to in article 272 of the Business Corporations Act.

Article 57.

Distribution of the assets of the Company

Until all the obligations are discharged, the assets of the Company may not be delivered to the shareholders unless a sum equivalent to the amount of the outstanding obligations has been reserved and placed at escrow at the disposal of the creditors.

Additional provisions

First.  The Bank shall decide in its absolute discretion whether to accept or reject proposals for transactions made to it, and in no case shall it be under any obligation to explain the reasons for its decisions.

Second.  In cases where, as a result of theft, misappropriation, misplacement or destruction of deposit certificates or documents in lieu thereof application is made for a duplicate, the Bank, at the request of the person concerned, shall give notice of the occurrence in the Official State Gazette and, optionally, in a newspaper of its

WARNING:	The English version is only a translation of the original in Spanish for information purposes. In case of a discrepancy, the Spanish original prevails.

Bylaws of
Banco Bilbao Vizcaya Argentaria, S.A.

choice, all expenses being borne by the applicant. If no objection is lodged within the thirty days following the date of publication of the last notice, a duplicate of the receipt in question shall be issued, the original being cancelled and the Bank being exempted from any liability in that connection.

Third.  The Company, when having prompt information from the Securities Compensation and Settlement Service of all the operations performed on its shares, may use the system of direct and personal communication with its shareholders in all cases where the regulations in force allow the publication in the press and/or in the official organs of dissemination of the facts, acts or data related with the company to be replaced by this procedure.

WARNING:	The English version is only a translation of the original in Spanish for information purposes. In case of a discrepancy, the Spanish original prevails.